Lake Shore Bancorp, Inc. Announces

Fourth Quarter 2021 Dividend

DUNKIRK, N.Y. – February 11,  2022 – Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced that the Company’s Board of Directors approved a $0.16 per share cash dividend on its common stock, payable on March 17,  2022, to shareholders of record as of February 24,  2022. Based on the Company’s closing stock price of $14.86 on February 10,  2022, the implied dividend yield for the Company’s common stock is currently 4.31%.

On February 9,  2022, Lake Shore, MHC (the “MHC”), which holds 3,636,875 shares, or 63.9% of the Company’s total outstanding common stock, held a special meeting of its members (the members are depositors of Lake Shore Savings Bank). During this special meeting, the members approved a proposal for the MHC to waive its right to receive dividends declared by the Company on its common stock (up to an aggregated amount of $0.68 per share) during the next 12 months. More than 56% of the votes eligible were cast. Of the votes cast, 96.1% were in favor of the proposal.

Following the receipt of member approval, the MHC will apply to the Federal Reserve Board for its non-objection to dividend waivers by the MHC for the next 12 months. If this non-objection is obtained from the Federal Reserve Board prior to March 17,  2022, the expected dividend payment date, the MHC intends to waive its receipt of the dividend.

“We appreciate the sustained support from our depositors to maintain the MHC dividend waiver for  ten consecutive years,” stated Daniel P. Reininga, President and CEO. “The depositor vote for the dividend waiver allows the Bank and its mid-tier holding company to better utilize its resources to  support the banking needs of our customers and communities.”

Company Profile

Lake Shore Bancorp, Inc. (NASDAQ Global Market:  LSBK) is the mid-tier holding company of  Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York.  The Company had total assets of $714.1 million and total deposits of $593.7 million as of December 31, 2021.  The Bank offers a broad range of retail and commercial lending and deposit services.  The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”.  Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact

Rachel A. Foley

Chief Financial Officer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1020